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                  AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT

         AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT (this "Amendment"), dated January 30, 1998, by and between Occidental Petroleum Corporation, a Delaware corporation (the "Seller"), and KN Energy, Inc., a Kansas corporation (the "Buyer"), amending that certain Stock Purchase Agreement (the "Original SPA"), dated as of December 18, 1997, by and between the Seller and the Buyer. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Original SPA.

                              W I T N E S S E T H:

         WHEREAS, the Seller and the Buyer have entered into the Original SPA pursuant to which the Buyer is purchasing all of the issued and outstanding Common Stock of MidCon; and

         WHEREAS, the Original SPA has previously been amended by that certain Supplemental Agreement dated January 20, 1998 (the "Supplemental Agreement"), between the Buyer and the Seller, providing for, among other things, the dividend of MPSC from MidCon to the Seller, on the terms and subject to the conditions provided therein (the Original SPA, as amended by the Supplemental Agreement and this Amendment is referred to herein as the "SPA");

         WHEREAS, the Buyer and the Seller have agreed to amend the Original SPA as provided herein in order to resolve certain issues that have arisen under the SPA in view of the passage of time and certain interests of the Buyer and the Seller.
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         NOW, THEREFORE, in consideration of, and subject to, the mutual covenants, agreements, terms and conditions herein contained, the Parties hereto hereby agree as follows:

         1.      Delivery Date.

                 (a) Sections 1.2, 4.2 (excluding Sections 4.2.5 and 4.2.7), 4.3, 4.4, 5.2.5, 5.3.3 and 5.3.6 of the Original SPA are hereby amended by (i) deleting therefrom the words "at the Closing" and inserting, in lieu thereof, the words "on the Delivery Date," and (ii) after giving effect to the amendment provided for in the immediately preceding clause (i), deleting therefrom the words "Closing" and "Closing Date" and inserting, in lieu thereof, the words "Delivery Date."

                 (b) Section 4.1 of the Original SPA is hereby amended and restated in its entirety to read as follows:

                                  "4.1     Time and Place of the Closing.
         Subject to the satisfaction or waiver of the conditions precedent set forth herein, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of the Seller, 10889 Wilshire Boulevard, Los Angeles, California, at 11:59 p.m., Los Angeles time, on January 31, 1998."

                 (c) Section 4.2.7 of the Original SPA is hereby amended by deleting therefrom the words "Closing Date" and inserting, in lieu thereof, the words "Delivery Date."

                 (d) Section 9.16 of the Original SPA is hereby amended and restated in its entirety to read as follows:

                                  "9.16    'Closing Date' shall mean January
         31, 1998."


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                 (e)      Article IX of the Original SPA is hereby amended by
inserting, immediately following Section 9.25, a new Section 9.25(a), which shall read in its entirety as follows:

                                  "9.25(a)         'Delivery Date' shall mean
         the date immediately preceding the Closing Date."

         2. Cash Management Agreement (Section 5.1.2(b)). Section 5.1.2(b) of the Original SPA shall be deleted in its entirety and the following shall be substituted therefor:

                                  "(b)     Loan Balances at Closing.  The
         balance of each of the OPC Loans and the MidCon Loans as at the Closing shall be calculated by including all amounts accrued but not yet payable (other than cash payments which have been settled directly notwithstanding the terms of the Cash Management Agreement) for the period elapsed up to the Closing, which amounts will include (i) the payment by, or on behalf of, MidCon to the MidCon ESOP Trustee and its advisors, (ii) the amount of Taxes of all sorts accrued pursuant to
         Article VI , (iii) $5,928,000, representing the amount by which (A) Taxes credited to MidCon during the calendar year ending December 31, 1997, exceed (B) the amount of Taxes which would have ultimately been credited to MidCon for the calendar year ending December 31, 1997, pursuant to the Tax Sharing Agreement, if it were not terminated and
         (iv) any tax benefit pursuant to the Tax Sharing Agreement for the period prior to the Closing resulting from the payment of $5,970,000 under the Bonus Agreements referenced in the Letter Agreement dated December 18, 1997."

         3. Revision to the Schedules to the SPA (Section 5.3.3). The Buyer and the Seller have agreed to amend and restate all of the Schedules in their entirety as attached hereto and incorporated by this reference herein. The Schedules attached to the Original SPA shall have no further force or effect from and after the date hereof. The Buyer hereby waives any breach of the Seller's representations and warranties in Section 2.16 arising as a result of the contract between MidCon and Kamine/Besicorp ("Kamine") listed in clause
(d) of Schedule 2.16.5, including Kamine's bankruptcy and failure to perform thereunder. The Buyer and the Seller hereby amend


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Section 5.3.3 to delete the five (5) Business Days' notice requirement for any further Schedule revisions pursuant to Section 5.3.3 of the Original SPA.

         4. Insurance Matters (Section 5.1.5). The Buyer and the Seller hereby agree that the Novation Agreement effective on the Closing, by and among National Union Fire Insurance Company of Pittsburgh, PA., acting on its own behalf and on behalf of its affiliated insurance companies (collectively, the "Insurer"), the Buyer and the Seller, together with the related Hold Harmless Agreement by and between the Insurer and the Buyer effective on the Closing, have been delivered in satisfaction of the requirement for a Novation Agreement, in substantially the form of Exhibit 5.1.5(b) to the Original SPA, and in satisfaction of the undertaking set forth in Section 5.1.5 of the Original SPA.

         5.      Substitute Note.

                 (a) Section 9.83 of the Original SPA is hereby amended and restated in its entirety to read as follows:

                                  "9.83    'Substitute Note' shall mean a note
         substantially in the form of Exhibit 9.83 hereto."

                 (b) Exhibit 9.83 to the Original SPA is hereby amended and restated in its entirety to read as set forth on Exhibit 9.83 to this Amendment.

         6. Financing Arrangements (Section 5.3.4). Section 5.3.4 of the Original SPA shall be deleted in its entirety and the following shall be substituted therefor:

                          "5.3.4 Substitute Note. On the Delivery Date, the Seller shall assign to the Buyer (a) the ESOP Note, and (b) by execution and delivery to the Buyer of the Term


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         Loan Assignment Agreement, all of the Seller's rights and obligations under the Term Loan Agreement and, in exchange therefor, on the Delivery Date the Buyer shall execute and deliver to the Seller the Term Loan Assignment Agreement and shall issue to the Seller a Substitute Note, which entitles the holder thereof to the benefit of one or more letters of credit that entitle the holder to draw up to $1,418,434,132 in the aggregate in the event that the Buyer fails to make a payment of principal or interest under the Substitute Note, which letters of credit shall be in form and substance satisfactory to the Seller, and shall be issued by a bank or group of banks with each such bank either (a) having an investment grade credit rating by either Standard & Poor's Corporation ("S&P") or Moody's Investors Service, Inc. ("Moody's"), so long as neither of the above rating agencies has provided a credit rating below investment grade, (b) having been agreed to by the Seller or (c) if a bank is not such an investment grade credit, its portion of the letter of credit can be fronted by a bank having such investment grade credit."

         7. MC Panhandle Indemnity (Section 8.3.1). Section 8.3.1(d) of the Original SPA shall be deleted in its entirety and the following shall be substituted therefor:

                                  "(d)     any loss, claim, damage, liability,
         cost or expense arising out of or relating to any claims by Persons which own interests in the assets assigned by MidCon Gas Services Corp. ("MGS") to MC Panhandle Inc. ("MCP") pursuant to the Assignment and Assumption Agreement dated December 31, 1996 by and between MGS and MCP (the "Assignment"), including those cases referred to on
         Schedule 2.13, but only to the extent such losses, claims, damages, liabilities, costs and expenses (i) relate to the liability of MidCon or its Subsidiaries in such matter and (ii) exceed $10 million; provided, however, that the Seller shall be entitled to defend, in accordance with the procedures set forth in Section 8.4.5, all actions, suits, proceedings or claims referenced in this clause (d). Notwithstanding anything to the contrary contained in this Agreement or in the Assignment, the Parties hereby agree that to avoid any dispute regarding the interpretation of any of the other relevant provisions of this Agreement or the Assignment, the Buyer shall, or shall cause MidCon or MGS to, pay for, and the Seller shall, or shall cause MCP to, charge MidCon or MGS for, all amounts payable to discharge all losses, claims, damages, liabilities, costs and expenses incurred by the Seller or its Subsidiaries, including MCP (in each case, directly or on behalf of MidCon and its subsidiaries), to defend, to discharge judgments and to pay the cash portion of settlements relating to or arising from the ownership or operation of the assets assigned pursuant to the Assignment, regardless of whether or not the payments are specifically made to discharge claims for the period prior to December 31, 1996; provided, however, that such amounts shall under no circumstances exceed $10 million. The Buyer shall, or shall cause MidCon and MGS, to pay the foregoing amounts ten
         (10) days after receipt of information properly documenting that the amounts were incurred after the Closing. None of the obligations of the Buyer, MidCon or MGS to reimburse the Seller for such amounts shall be terminated by reason of the limitations or survival provisions set forth in Section 8.1 of the SPA."


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         8.      Orders of Federal Energy Regulatory Commission Regarding the
Complaint Filed by Amoco. The Buyer hereby waives all claims it may have, now or in the future, against the Seller arising directly or indirectly from the penalties imposed by the FERC in its January 16, 1998, orders or the settlement of the Amoco matter identified in Schedule 2.13 to the SPA.

         9. Financial Information (Section 10.1). From time to time, the Seller may require financial information or other information regarding MidCon's business and operations through January 31, 1998, in order to (a) review the Loan Balances at the Closing, (b) prepare Tax returns including any periods ending on or prior to January 31, 1998, or (c) to satisfy legal or operational requirements, including financial reporting requirements, or to obtain any revenue or SIC Code information which may be required by the HSR Act. The Buyer hereby agrees that it shall promptly furnish such information upon the request of the Seller.

         10. Entire Agreement; Third Party Beneficiaries (Section 10.10). This Amendment, taken together with (i) the Original SPA, as amended by this Amendment and the Supplemental Agreement, (ii) those certain Confidentiality Agreements by and between the Seller and the Buyer (including the documents and the instruments referred to herein and therein) as more fully described in
Section 10.3 of the SPA, (iii) those certain letter agreements from the Seller to the Buyer dated December 18, 1997, and the date hereof, respectively, regarding compensation of certain officers of MidCon and (iv) the Supplemental Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided under Section 5.2.3, Section 5.2.6, Section 8.2 and Section 8.3 of the SPA, are not intended to confer upon any person other than the Parties any rights or remedies hereunder.



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         11.     Effect of Amendment and Modification.  Except as amended by this Amendment and the Supplemental Agreement, the Original SPA shall continue in full force and effect.

         12. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall be considered one and the same agreement.

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         IN WITNESS WHEREOF, the Seller and the Buyer have caused this
Amendment to be signed by their respective officers thereunder duly authorized, all as of the date first written above.


                             OCCIDENTAL PETROLEUM CORPORATION
                             ("Seller")


                             By:
                                ----------------------------------------------
                                Name:     Stephen I. Chazen
                                Title:    Executive Vice President - Corporate
                                          Development



                             KN ENERGY, INC.
                             ("Buyer")
                             By:
                                ----------------------------------------------
                                Name:     Larry D. Hall
                                Title:    Chairman, President and Chief
                                          Executive Officer




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